Exhibit 10.3(w)
	ADTRAN GmbH Jean-Monnet-Strasse 4 10557 Berlin Germany	U.S. Mail P.O. Box 140000 Huntsville, AL 35814-4000	Toll Free: 1 800 9ADTRAN Telephone: 256 963.8000 http://www.adtran.com

Service Agreement

entered into by and between

ADTRAN GmbH

Jean-Monnet-Straße 4, 10557 Berlin

represented by its shareholder meeting

- hereinafter referred to as the "Company" -

and

Dr. Eduard Scheiterer

[address]

- hereinafter reffered to as “Mr Scheiterer” -

- jointly referred to as “Parties” -

Preamble

Mr Scheiterer has been appointed as Managing Director of the Company effective 5 May 2012. The Parties’ employment relationship is currently governed by the Service Agreement dated 4 May 2012.

Since 1 January 2016, Mr Scheiterer is working both as Managing Director for the Company in Germany and as Executive Officer for ADTRAN Inc., 900 Explorer Boulevard, Huntsville, AL, 35806, USA (hereinafter ADTRAN Inc.). Mr Scheiterer’s services for ADTRAN Inc. are governed by the agreement between Mr Scheiterer and ADTRAN Inc. dated 1 January 2016. As a consequence, Mr Scheiterer has been based in Huntsville (Alabama, USA).

Mr Scheiterer and ADTRAN Inc. now mutually agreed to terminate their employment relationship with effect as per 14 July 2019. To this effect, a termination agreement was signed on 18 March 2019. As a consequence, Mr Scheiterer shall be based in Berlin (Germany) as of 15 July 2019.

Henceforth, the Parties’ employment relationship (Anstellungsverhältnis) and Mr Scheiterer’s services for ADTRAN Inc. shall be governed exclusively by the following Service Agreement, which shall replace or result in the termination of any prior arrangements.

Art. 1
Appointment / Area of Responsibility

1.	Mr Scheiterer shall continue his services as managing director (Geschäftsführer) of the Company based on this Service Agreement.

In addition, Mr Scheiterer shall continue to serve as Senior Vice President of Research and Development for ADTRAN Inc. Mr. Scheiterer will head-up the European development operations as well as help the Sales and Services organizations to enhance ADTRAN’s focus in Europe.  In this capacity, he will report directly to CEO Tom Stanton.

The Parties agree that Mr Scheiterer’s services for ADTRAN Inc. and/or affiliated companies does not result in any service or employment relationship with these legal entities.

2.

The assignment of tasks and departmental responsibilities shall be determined by the Schedule of Responsibilities of the Management of the Company. The Schedule of Responsibilities may be amended at any time to reflect the development of the Company as well as its operational requirements.

Irrespective of any assignment of departmental responsibilities, Mr Scheiterer bears joint responsibility for the overall management of the Company.

3.

Mr Scheiterer shall perform his duties and responsibilities in compliance with all statutory provisions, in particular in compliance with the German Limited Liability Companies Act (GmbH-Gesetz) as well as the articles of association of the Company and the “Code of Conduct”, as amended from time to time.

Mr Scheiterer shall observe the local laws and statutes of all countries where he is acting on behalf of the Company, in particular, the UK Anti-Bribery Act and the US FCPA.

Finally, Mr Scheiterer shall observe any instructions of the shareholder meeting with respect to the conduct of business and the representation of the Company.

4.

Mr Scheiterer shall devote all of his efforts, professional know-how and experience to the Company. He shall not be bound to fixed working hours. However, he shall work for the Company beyond the regular working times at any time as the Company’s business interest demand.

5.

Mr Scheiterer shall represent the Company solely. The Company reserves the right at any time to appoint further managing directors and to establish a different arrangement regarding the Company's representation.

6.	Mr Scheiterer`s regular place of work shall be Berlin; he shall be required to travel extensively for business purposes.

Art. 2
Compensation

1.	Mr Scheiterer shall receive for his services a fixed annual salary in the amount of

EUR 275,200.84

(in words: Euro Two hundred seventy-five thousand, two hundred and eighty-four one hundredths) gross, payable in twelve equal installments, at the end of each month.

2.

Mr Scheiterer continues to receive a variable bonus in accordance with the provisions of the "Variable Incentive Compensation" ("VIC"). The maximum bonus to be achieved is 45% of the fixed annual salary in accordance with Art. 2.1, depending on the achievement of the Company's objectives and Mr Scheiterer’s personal targets.

Thus, the target bonus shall currently amount to

EUR 123,840.38

(in words: Euro One hundred twenty-three thousand, eight hundred forty and thirty-eight one hundreths) gross in case of full achievement of the relevant targets.

The bonus shall be due and payable no later than six weeks after approval of the annual financial statements (Feststellung des Jahresabschlusses) by the shareholders’ meeting.

3.	In addition, the Company shall offer Mr Scheiterer the opportunity to continue his participation in the "ADTRAN 2015 Employee Stock Incentive Plan" ("Incentive Plan") of ADTRAN Inc.
4.

The compensation provided for in Art. 2.1 above shall be deemed full consideration for all services performed under this Service Agreement, including any services Mr Scheiterer may for operational reasons be required to perform outside the Company`s regular business hours and any services Mr Scheiterer renders to ADTRAN Inc and affiliated companies.

5.	If the Parties’ employment relationship does not subsist for full twelve months in any given calendar year, the compensation stipulated herein shall be payable on a pro-rata basis
6.

When in conflict, the requirements and stipulations of the “Variable Incentive Compensation” (“VIC”) plan and the “ADTRAN 2015 Employee Stock Incentive Plan” (“Incentive Plan”) of ADTRAN Inc. supersede the provisions of Art. 2.5.

Art. 3
Car Allowance / Benefits in Kind / Expenses

1.

The Company shall provide Mr Scheiterer with a monthly company car allowance in the amount of EUR 800,- (gross). The Company will reimburse Mr. Scheiterer for the costs of insurance, required maintainance and fuel expense.

2.

The Company shall provide Mr Scheiterer with a monthly commuting allowance in the amount of EUR 3,000.- (gross). This allowance shall be deemed full compensation of any additional expenses incurred by Mr Scheiterer due to the Company’s relocation from Munich to Berlin.

3.

The Company shall reimburse Mr Scheiterer for all reasonable costs of travel incurred within the scope of his employment, in accordance with the Company's guidelines, as applicable from time to time and in compliance with applicable tax laws.

4.	The Company shall provide Mr Scheiterer with all necessary technical equipment (such as laptop, smartphone, etc.) for both professional and private use in order to enable mobile working.
5.

For the duration of this Service Agreement, the Company shall take out and maintain an adequate Directors’ and Officers’ Liability Insurance within the framework of ADTRAN’s group insurance for the benefit of Mr Scheiterer.

6.

The Company shall take out an insurance for the benefit of Mr Scheiterer. This accident insurance shall cover both professional and private risks. The insured sum shall amount to EUR 273,500.-- in the event of death. Mr Scheiterer's entitlement to insurance benefits is exclusively subject to the insurance terms and conditions.

7.	The Company shall bear 50% of the costs for a private health insurance, limited to 50 % of the average maximum amount for the statutory health insurance (Sec. 257 German Social Security Code V).
8.	Mr Scheiterer shall be responsible for all wage taxes payable on benefits in kind provided by the Company.

Art. 4
Prevention from Work /
Continued Payment of Compensation in the Event of Illness or Accident

1.

In the event that he is prevented from the performance of his duties for a considerable period of time Mr Scheiterer shall inform the Company without undue delay, also stating the reasons for such incapacity.

Furthermore, Mr Scheiterer shall inform the Company without undue delay, if it is foreseeable that he will be restricted in or prevented from the performance of his duties due to a diagnosed illness, an impending hospital stay, a rehab measure or any other development impairing his capacity to work.

Mr Scheiterer shall also inform the Company about any pressing tasks which need to be dealt with urgently.

2.

In the event of his temporary disability due to illness, accident, or any other cause not due to the fault of Mr Scheiterer, Mr Scheiterer shall be entitled to continued payment of the fixed annual salary stipulated in Art. 2.1 for an uninterrupted period of 12 months or until termination of this Service Agreement, whichever event occurs first.

Art. 5
Vacation

Mr Scheiterer shall be entitled to a vacation of 30 working days per calendar year. For the purposes of this provision, "working day" shall mean all business days with the exception of Saturdays. The duration and dates of each vacation shall be coordinated with the other managing directors and communicated to the Company. The vacation days that have accrued during any one vacation year shall be used by March 31 of the following year; otherwise they shall be forfeited.

Art. 6
Secondary Employment / Non-Compete / Conflicts of Interest

1.

Any secondary employment, whether compensated or uncompensated, shall require the prior written approval of the Company. The forgoing provision shall also apply for the participation in other enterprises or if Mr Scheiterer assumes any responsibilities on bodies of enterprises not affiliated with the Company. The foregoing provision shall apply, mutatis mutandis, for respective secondary employment Mr Scheiterer has been engaged in before the beginning of this Service Agreement and which he wants to continue.

2.

Mr Scheiterer undertakes to refrain from competing with the Company or any affiliated companies for the duration of this Service Agreement. In particular, Mr Scheiterer shall not acquire any interests in competitors of the Company, transact business on behalf of such competitors, be it for his own account or for the account of third parties, or provide any other services to such competitors.

The acquisitions and holding of shares in companies listed on a stock exchange as part of private investment shall be exempt from such non-compete obligation provided that any influence of Mr Scheiterer on the management board of these companies is excluded.

3.	Furthermore, Mr Scheiterer undertakes to strictly comply with all insider-trading regulations stipulated by the law and/or by the Company, each as amended from time to time.
4.

In the interest of both Parties, Mr Scheiterer shall disclose to the Company any conflict of interests arising in connection with the performance of his duties and responsibilities. The foregoing provision shall apply, in particular, if customers, suppliers or any other business partners of the Company or enterprises affiliated with the Company are relatives, personal friends or close business associates of Mr Scheiterer. The duty of disclosure shall not be limited to cases in which a conflict of interests may have a specific effect on the performance of Mr Scheiterer's duties and responsibilities; rather, the mere appearance of a conflict of interests shall be sufficient to give rise to such a duty.

Art. 7
Duty of Confidentiality

1.

Mr Scheiterer shall be obliged to keep strict confidentiality regarding all business secrets of the Company, its affiliate companies or any third party maintaining a business relationship with the aforementioned companies both vis-à-vis third parties and unauthorized Company staff. For the purposes of this provision, “business secrets” shall mean any business, operational, organizational and technical knowledge, procedures and information, which is accessible for a limited staff only and which is not public knowledge.

2.

The obligation to keep strict confidentiality does also apply to any confidential business affairs, which have been explicitly denominated by the Company as such or obviously qualify as confidential business affairs.

3.	Mr Scheiterer shall not grant any third parties access to the Company’s records and files.
4.

This duty of confidentiality shall continue to apply also after the termination of this Service Agreement. Insofar as it unfairly restricts Mr Scheiterer's professional advancement, he is entitled to a restriction of the duty of confidentiality against the Company.

Art. 8
Work Results / Inventions

1.	All work results produced by Mr Scheiterer in the performance of his duties and responsibilities shall be the exclusive property of the Company.
2.

This applies in particular for any inventions which Mr Scheiterer may develop during the duration of this Service Agreement, if they result from the performance of his duties to the Company or are mainly based on operational assets, previous achievements, inventions, knowledge, know-how or any other expertise or work of the Company or its customers (work-related inventions; Dienst-erfindungen).

3.	To the extent the respective property rights to the work results are assignable, they shall be assigned to the Company as soon as they are arisen.
4.

Furthermore, Mr Scheiterer hereby grants the Company the exclusive and unlimited license to use work results that can be subject to copyright law protection related to his duties as managing director in all forms conceivable now or at a later date. The assignment of the right for use and exploitation shall also notably include the permission for processing and licensing to third parties. This exclusive license shall survive termination of this Service Agreement.

5.

Mr Scheiterer expressly waives all other rights in the work results to which he might be entitled as author or other holder of an intellectual property right, notably the right to be named as author/creator, to adaptation and to making the work accessible.

6.

Mr Scheiterer shall not be entitled to any additional compensation for the exclusive license granted to the Company hereunder. The fixed annual salary stipulated in Art. 2.1 of this Service Agreement shall be deemed full and adequate consideration for the exclusive license granted to the Company hereunder.

Art. 9
Return of Property

1.

Mr Scheiterer will carefully store all business documents which he receives from the Company or from third parties within the scope of his employment relationship as well as the documents and other work products prepared by him, including electronically stored data and data records, and protect them from unauthorized access by third parties. Mr Scheiterer uses these documents exclusively within the scope of his contractually owed services. The making of copies or transcripts for his own purposes is prohibited.

2.

Following termination of this Service Agreement or Mr Scheiterer’s release from work, Mr Scheiterer shall immediately return to the Company all objects due to the Company or enterprises affiliated with the Company in his possession, including all documents, notes and instruments, including any copies thereof.

3.

This obligation applies accordingly to electronic data. Mr Scheiterer shall in such cases transfer to a data carrier any data and programs that were delivered to him in connection with his services and/or that were stored by him in the course of his work and that are stored on any computers he uses for private purposes. Once this has been done, Mr Scheiterer shall deliver such data carriers to the Company and after consultation with the Company irretrievably delete the data/ programs concerned from such private computers.

4.

The right to retain any documents or objects defined in this section is hereby expressly excluded. Mr Scheiterer is also not entitled to retain copies or transcripts. Mr Scheiterer shall also not be entitled to any compensation or damages for returning Company property prior to termination of this Service Agreement.

Art. 10
Term of Employment and Termination

1.	The Service Agreement shall enter into effect on 15 July 2019 and shall continue until terminated.
2.

The Service Agreement may be terminated by each party subject to a notice period of seven months to the end of a calendar month. However, notice of termination may be given for the first time with effect as per 31 December 2020.

3.	The right to termination for good cause (§ 626 BGB) shall remain unaffected.
4.	Notice of termination shall be effected in writing (§ 623 BGB).

5.

Pursuing legitimate interests, the Company shall have the right at any time, in particular if notice of termination has been given by either party or if the appointment as managing director has ended, to release Mr Scheiterer from his duty to work (such release being either irrevocable or in a form that can be revoked), provided that the Company continues to pay the fixed annual salary due to Mr Scheiterer pursuant to Art. 2.1. In the event of an irrevocable release of Mr Scheiterer from work, the time of such release shall be taken into account in calculating the claim to vacation. For periods of release from work during which continued payment of compensation is not set off against unused vacation claims, any income which he receives from another occupation shall be set off against his compensation claim.

Art. 11
Limitation Period / Summary Procedure

1.

All claims of the parties arising from the service relationship and such claims in connection with the service relationship shall lapse if they are not asserted in text form against the other party within three months of the due date.

2.

If the opposing party rejects the claim or does not make a statement within two weeks of assertion, the claims shall lapse if they are not asserted in court within three further months of the first assertion.

3.	These limitation periods and this expiration clause shall not apply to claims based on injury to life, limb or health and liability based on intentional breaches of duty.
4.	The assertion of claims in the summary procedure based on documentary evidence (Urkundenprozess) is not permissible.

Art. 12
Final Provisions

1.

This Service Agreement between Mr Scheiterer and the Company represents the entirety of and the only arrangement relating to Mr Scheiterer's occupation as managing director for the Company and shall replace or result in the termination of any prior arrangements between the Parties, whether made verbally or in writing, in particular the Service Agreement dated 4 May 2012. There are no side agreements.

2.

Modifications of and/or amendments to this Service Agreement shall only be valid if made in writing. This shall also apply to the cancellation or amendment of the requirement of the written form. Individual agreements between the Parties take priority (§ 305b German Civil Code).

3.

If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement

4.	This Service Agreement shall be governed by German law.
5.	Place of jurisdiction for all disputes arising out of or in connection with this Service Agreement shall be the registered office of the Company.
6.	This Service Agreement has been provided to the Parties in both German and English. The German version shall prevail.

June 22, 2019 (place, date)	June,25, 2019 (place, date)

ADTRAN GmbH represented by its shareholders' meeting

/s/James D. Wilson	/s/ Eduard Scheiterer
(James D. Wilson)	(Eduard Scheiterer)